EXHIBIT  (99)-  A





              KIMBERLY-CLARK REPORTS FOURTH QUARTER 2001 RESULTS
                           IN LINE WITH EXPECTATIONS

             CASH PROVIDED BY OPERATIONS SHOWS CONTINUED STRENGTH

DALLAS, January 24, 2002-Kimberly-Clark Corporation (NYSE: KMB) today reported that sales for the fourth quarter of 2001 were approximately $3.7 billion, an increase of 2.0 percent compared with 2000. Excluding currency effects, sales rose about 3 percent. Diluted net income per share for the fourth quarter was 68 cents in 2001 compared with 85 cents in 2000, a decrease of 20.0 percent.
     Fourth quarter earnings before unusual items were 82 cents per share, down 5.7 percent from 87 cents per share in 2000. As previously announced, the unusual items in the fourth quarter of 2001 relate primarily to the streamlining of manufacturing operations in Latin America, including the shutdown of four small, older plants, as well as the closure of a Technical Paper mill in the U.S. and the write off of excess manufacturing equipment and a one-time payment under a contract settlement agreement in North America. In addition, the company recorded a pretax charge of approximately $17 million pursuant to an arbitration ruling released on January 21, 2002. The ruling resolves the first of two disputes related to the closure of the company's Mobile, Ala., pulp mill in 1999 and the supply of energy to the company's Mobile tissue mill. A second arbitration ruling is expected at the end of the month. In total, the company recorded pretax charges of approximately $118 million, equivalent to 14 cents per share, in the fourth quarter of 2001. The unusual items in 2000 consisted of charges for business integration, improvement and other programs.

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     As  expected,  the decline in earnings per share before unusual items was due  primarily  to  lower  sales  and earnings for the company's operations in
Argentina and Brazil and for most of the company's business-to-business operations in North America in the face of difficult economic conditions. The weakness in Argentina and Brazil was the main reason for lower operating profit in the company's personal care business. Meanwhile, the company's consumer tissue business posted solid improvements in sales and operating profit before unusual items despite continued competitive market conditions. Health care sales and operating profit increased again in the fourth quarter, capping a strong year. During the quarter, the company also incurred start-up costs equivalent to approximately 2 cents per share to support the rollout of
new  and  improved  products.   These investments are intended to drive future
growth.
     Cash provided by operations rose approximately 19 percent in the fourth quarter on a comparable basis with 2000, adjusting for differences in the timing of income tax payments. For the full year, cash provided by operations was $2.3 billion in 2001, approximately 6 percent greater than in
the prior year.    During  the  quarter,  the  company repurchased 5.9 million shares of common stock at a cost of $338 million. Kimberly-Clark invested a total of $900 million in 2001 to repurchase 15.0 million shares, or nearly 3 percent of the shares outstanding at the beginning of the year.
     The net impact of currency and energy costs on the company's earnings in the fourth quarter of 2001 was minimal, marking a significant improvement versus the first nine months of the year when those factors penalized earnings by an unprecedented 19 cents per share.

REVIEW  OF  FOURTH  QUARTER  SALES  BY  SEGMENT

     Sales of $3.7 billion for the fourth quarter were up 2.0 percent compared with 2000. Excluding currency effects, sales increased about 3 percent, driven mainly by higher sales of consumer tissue products. Overall sales volumes were approximately 4 percent higher while selling prices were about 1 percent lower. Sales in the fourth quarter of 2001 included approximately $125 million as a result of the

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company's  acquisition  in  July  2001  of  an  additional  5  percent  of
Kimberly-Clark  Australia  Pty. Limited (KCA), bringing K-C's ownership of the former equity affiliate to 55 percent. Effective July 1, the company began consolidating KCA's net sales and operating results.
     Consumer tissue sales climbed 6.6 percent compared with the fourth quarter of 2000, with gains in all major regions of the world. Sales volumes were up 5 percent and selling prices were approximately 1 percent higher, mainly due to increases implemented in North America and Europe over the past
year.   Product mix improvements also contributed to the increase.  Sales were up sharply in Europe, driven by market share gains for Andrex and Scottex bathroom tissue, and also in Asia, as a result of the consolidation of KCA. The increase in Latin America was highlighted by double-digit growth in the Andean region due to new and improved products. In North America, sales of consumer tissue products rose 2 percent, led by higher sales of improved Scott paper towels and Huggies baby wipes.
     Sales of personal care products rose almost 1 percent compared with the fourth quarter of 2000 despite a decline in sales in Argentina and Brazil in
excess of  30  percent.    Global  sales  were up more than 2 percent before
currency effects on a 5 percent rise in sales volumes, partially offset by a shift in product mix, primarily in Latin America. Selling prices were slightly lower. The volume gains were highlighted by continued double-digit growth in sales volumes of Huggies diapers in Europe and a strong increase in Asia due to the consolidation of KCA. In North America, sales volumes of Pull-Ups training pants, GoodNites youth pants and Depend and Poise adult incontinence products registered solid improvement, but sales volumes of Huggies diapers were down compared with all-time record levels in the fourth quarter of 2000.
     Sales of business-to-business products declined 4.1 percent. Overall volumes were flat and selling prices were nearly 4 percent lower. Sales of health care products continued to improve, boosted by sales volume growth
of 7 percent.    Meanwhile,  sales of K-C Professional's away-from-home products in North  America  were  more  than

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7  percent  lower,  as  further  slowing  in  the  economy  since  September caused  market  demand  to  soften.

OTHER  FOURTH  QUARTER  OPERATING  RESULTS

     Operating profit in the fourth quarter of 2001 was $514.0 million, 23.8 percent lower than the prior year. Excluding unusual items, operating profit declined 8.5 percent to $632.1 million in the fourth quarter of 2001 compared with $690.7 million in 2000. The decline was due primarily to difficult business conditions affecting the company's operations in Latin America and its business-to-business operations in North America, as noted above. In addition, the fourth quarter included costs of about $13 million related to start-up of new tissue machines and the company's Cottonelle Fresh rollwipes operations. Lower fiber costs of approximately $75 million were more than offset by a step-up in advertising and promotion expenses for both new product introductions and increased levels of competitive activity.
     Other income and expense in the fourth quarter of 2001 includes a charge of approximately 3 cents per share related to sales tax credits in Latin America partially offset by foreign currency gains from Australian dollar forward contracts equivalent to nearly 2 cents per share. As previously announced, the forward contracts relate to the anticipated acquisition of the remaining 45 percent ownership interest in Kimberly-Clark Australia. In addition, there was a net gain on the devaluation of the Argentine peso of about 1 cent per share in the fourth quarter, as the company's consolidated operation in Argentina recorded a gain that was partially offset by a loss at the company's equity affiliate in that country.
     Kimberly-Clark's share of net income of equity companies in the fourth quarter decreased in 2001 due primarily to lower net income at Klabin Kimberly S.A. in Brazil, as well as the consolidation of Kimberly-Clark Australia and above-mentioned devaluation loss at the company's equity affiliate in Argentina. These reductions offset improved results at Kimberly-Clark de Mexico, S.A. de C.V., which benefited from continued strong operating profit margin and an increase in the value of the Mexican peso.

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FULL  YEAR  RESULTS

     For the full year of 2001, sales of $14.5 billion were up 3.9 percent from $14.0 billion in the prior year. Excluding currency effects, sales were more than 6 percent higher. Operating profit declined 10.2 percent to $2,364.8 million in 2001 versus $2,633.8 million in 2000. However, before unusual items, year-to-date operating profit decreased 3.1 percent to $2,551.1 million from $2,632.7 million in 2000. Diluted earnings per share for 2001 were $3.05 versus $3.31 in 2000, a decline of 7.9 percent. Earnings per share before unusual items were $3.27 in 2001 compared with $3.32 in 2000, a decline of 1.5 percent.
     Wayne R. Sanders, chairman and chief executive officer of Kimberly-Clark, said, "In 2001, Kimberly-Clark faced the most difficult business environment in recent memory. While everyone at K-C is disappointed with our performance last year, we are confident that we have been doing the right things to drive profitable growth going forward. Comprehensive marketing programs will continue to drive volume growth for our consumer products. While the outlook for improvement in Argentina and Brazil remains uncertain, we should benefit from improved market conditions for our business-to-business operations in North America as the economy recovers. We're building competitive advantage to grow the top- and bottom-lines, and we're focused on increasing cash flow to help fund our growth."

CONFERENCE  CALL

     A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9:00 a.m. (CST) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
                                                    ----------------------

     Kimberly-Clark Corporation is a leading consumer products company. Its global personal care, tissue and health care brands include Huggies, Pull-Ups, Kotex, Depend, Kleenex, Scott, Kimwipes,

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Kimberly-Clark,  WypAll, Safeskin and Tecnol.  Other brands well known outside the U.S. include Andrex, Scottex, Page, Popee and Kimbies. Kimberly-Clark also is a major producer of premium business, correspondence and technical
papers.    The  company has manufacturing operations in 41 countries and sells its  products  in  more  than  150  countries.

     Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings and acquisitions, anticipated financial and operating results, strategies, contingencies and transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. For a description of certain factors that could cause the company's future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company's Annual Report on Form 10-K for the year ended December 31, 2000 entitled "Factors That May Affect Future Results."

Kimberly-Clark  Web  site:  www.kimberly-clark.com
                            ----------------------


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


                                       KIMBERLY-CLARK CORPORATION
                                        PERIOD ENDED DECEMBER 31
                                  (Millions, except per share amounts)



EARNINGS  SUMMARY:

                                                     Fourth Quarter                      Twelve Months
                                                    Ended December 31                   Ended December 31
                                                 ------------------------            ------------------------
                                                 2001     2000     Change            2001     2000     Change
                                                 ----     ----     ------            ----     ----     ------



Diluted Earnings Per Share
  Before Unusual Items . . . . . . . . . . .  $    .82   $    .87    - 5.7%       $   3.27   $   3.32  -1.5%

(Charges) Credits for
  Unusual Items:

  North American Mill
    Closing and Other
    Write-offs . . . . . . . . . . . . . . .      (.06)         -                     (.06)         -

  Latin American Asset
    Plan . . . . . . . . . . . . . . . . . .      (.04)         -                     (.04)         -

  Arbitration Settlement . . . . . . . . . .      (.02)         -                     (.02)         -

  Business Integration
    and Other Costs. . . . . . . . . . . . .      (.01)      (.01)                    (.04)      (.04)

  Business Improvement
    Programs . . . . . . . . . . . . . . . .      (.01)      (.01)                    (.06)      (.03)

  Litigation Settlements
    and Other. . . . . . . . . . . . . . . .         -          -                        -        .06
                                              --------   --------                 --------   --------

Diluted Net Income
  Per Share. . . . . . . . . . . . . . . . .  $    .68   $    .85    -20.0%       $   3.05   $   3.31  -7.9%
                                              =========  =========               =========   ========

Net Income . . . . . . . . . . . . . . . . .  $  358.3   $  455.7    -21.4%       $1,626.5   $1,800.6  -9.7%
                                              =========  =========               =========   ========

Earnings Before
  Unusual Items. . . . . . . . . . . . . . .  $  430.3   $  467.0    - 7.9%       $1,742.2   $1,802.8  -3.4%
                                              =========  =========               =========   ========

Average Diluted Common
  Shares Outstanding . . . . . . . . . . . .     527.0      538.5                    533.2      543.8






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OTHER INFORMATION:

TWELVE MONTHS ENDED DECEMBER 31. . . . . . .     2001     2000       Change
                                              ---------  ---------   -------

Cash Dividends Declared Per Share. . . . . .  $   1.12   $   1.08    + 3.7%

Capital Spending . . . . . . . . . . . . . .   1,099.5    1,170.3    - 6.0%

Net Income Return on Average Stockholders'
  Equity . . . . . . . . . . . . . . . . . .      28.5%      33.2%   -14.2%

AS OF DECEMBER 31

Net Debt and Preferred Securities to Capital      38.9%      35.2%   +10.5%

Number of Common Shares Outstanding. . . . .     521.0      533.4



Unaudited

































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


                          KIMBERLY-CLARK CORPORATION
                       FOURTH QUARTER ENDED DECEMBER 31
                     (Millions, except per share amounts)


                                    2001      2000      Change
                                    ----      ----      ------



Net Sales . . . . . . . . . . .  $3,671.8   $3,600.8   +   2.0%
  Cost of products sold . . . .   2,199.0    2,117.4   +   3.9%
                                 --------   --------

Gross Profit. . . . . . . . . .   1,472.8    1,483.4   -   0.7%
  Advertising, promotion
    and selling expenses. . . .     610.7      521.3   +  17.1%
  Research expense. . . . . . .      79.5       80.4   -   1.1%
  General expense . . . . . . .     216.7      201.6   +   7.5%
  Goodwill amortization . . . .      22.4       21.1   +   6.2%
  Other (income) expense, net .      29.5      (15.7)      N.M.
                                 --------   --------

Operating Profit. . . . . . . .     514.0      674.7   -  23.8%
  Interest income . . . . . . .       5.0        4.6   +   8.7%
  Interest expense. . . . . . .     (46.2)     (59.6)  -  22.5%
                                 --------   --------

Income Before Income Taxes. . .     472.8      619.7   -  23.7%
  Provision for income taxes. .     142.8      192.4   -  25.8%
                                 --------   --------

Income Before Equity Interests.     330.0      427.3   -  22.8%
  Share of net income of equity
    companies . . . . . . . . .      32.1       45.3   -  29.1%
  Minority owners' share of
    subsidiaries' net income. .      (3.8)     (16.9)  -  77.5%
                                 --------   --------

Net Income. . . . . . . . . . .  $  358.3   $  455.7   -  21.4%
                                 ========   ========

Net Income Per Share - Diluted.  $    .68   $    .85   -  20.0%
                                 ========   ========





Notes:

1.   In 2001, charges (credits) for unusual items are included as follows:
     cost of products sold - $90.9 million; advertising, promotion and selling expenses - $3.1 million; research expense - $.4 million; general expense - $5.3 million; other (income) expense, net - $18.4 million; share of net income of equity companies - $.3 million; and minority owners' share of subsidiaries' net income - (6.7) million.

2. In 2000, charges for unusual items are included as follows: cost of products sold - $7.0 million; advertising, promotion and selling expenses - $3.7 million; research expense - $.4 million; general expense - $4.3 million; and other (income) expense, net - $.6 million.

N.M.-Not  meaningful
Unaudited

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


                          KIMBERLY-CLARK CORPORATION
                        TWELVE MONTHS ENDED DECEMBER 31
                     (Millions, except per share amounts)


                                  2001        2000          Change
                                  ----        ----          ------



Net Sales . . . . . . . . . . .  $14,524.4   $13,982.0      +   3.9%
  Cost of products sold . . . .    8,615.5     8,228.5      +   4.7%
                                 ---------   ---------

Gross Profit. . . . . . . . . .    5,908.9     5,753.5      +   2.7%
  Advertising, promotion
    and selling expenses. . . .    2,334.4     2,122.7      +  10.0%
  Research expense. . . . . . .      295.3       277.4      +   6.5%
  General expense . . . . . . .      767.9       742.1      +   3.5%
  Goodwill amortization . . . .       89.4        81.7      +   9.4%
  Other (income) expense, net .       57.1      (104.2)         N.M.
                                 ---------   ---------

Operating Profit. . . . . . . .    2,364.8     2,633.8      -  10.2%
  Interest income . . . . . . .       17.8        24.0      -  25.8%
  Interest expense. . . . . . .     (191.6)     (221.8)     -  13.6%
                                 ---------   ---------

Income Before Income Taxes. . .    2,191.0     2,436.0      -  10.1%
  Provision for income taxes. .      655.7       758.5      -  13.6%
                                 ---------   ---------

Income Before Equity Interests.    1,535.3     1,677.5      -   8.5%
  Share of net income of equity
    companies . . . . . . . . .      154.4       186.4      -  17.2%
  Minority owners' share of
    subsidiaries' net income. .      (63.2)      (63.3)     -   0.2%
                                 ---------   ---------

Net Income. . . . . . . . . . .  $ 1,626.5   $ 1,800.6      -   9.7%
                                 =========   =========

Net Income Per Share - Diluted.  $    3.05   $    3.31      -   7.9%
                                 =========   =========




Notes:

1.  In 2001, charges (credits) for unusual items are included as follows:
    cost of products sold - $141.7 million; advertising, promotion and selling expenses - $5.8 million; research expense - $.4 million; general expense - $19.5 million; other (income) expense, net - $18.9 million; share of net income of equity companies - $.1 million; and minority owners' share of subsidiaries' net income - $(6.7) million.

2.  In 2000, charges (credits) for unusual items are included as follows:
    cost of products sold - $30.3 million; advertising, promotion and selling expenses - $9.2 million; research expense - $.5 million; general expense - $19.5 million; and other (income) expense, net - $(60.6) million.

N.M.-Not  meaningful
Unaudited

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                          KIMBERLY-CLARK CORPORATION
                        SELECTED BUSINESS SEGMENT DATA
                           PERIOD ENDED DECEMBER 31
                                  (Millions)


The following Selected Business Segment Data reflects the newly defined business segments of the company as a result of recent organizational changes. The new business segments are Personal Care, Consumer Tissue and Business-to-Business.

The reclassifications of historical financial information are consistent with the company's announcement during a November 30, 2001 web-casted conference call. Sales and operating profit of K-C Professional and Neenah Paper have been removed from the former Tissue segment and included in the new Business-to-Business segment along with the company's Health Care, Nonwovens and Technical Paper operations that formerly constituted the Health Care and Other segment. The now smaller Tissue segment has been renamed Consumer
Tissue.    The  Personal  Care  segment  has  not  changed.



                               Fourth Quarter                 Twelve Months
                             Ended December 31              Ended December 31
                         ---------------------------     ---------------------------
                         2001      2000       Change     2001      2000       Change
                         ----      ----       ------     ----      ----       ------

NET  SALES:



Personal Care . . . .  $1,413.2   $1,403.6    + 0.7%  $ 5,677.6   $ 5,437.6   + 4.4%
Consumer Tissue . . .   1,403.8    1,316.3    + 6.6%    5,383.5     5,061.3   + 6.4%
Business-to-
  Business. . . . . .     892.4      930.1    - 4.1%    3,624.8     3,678.9   - 1.5%

Intersegment
  Sales . . . . . . .     (37.6)     (49.2)     N.M.     (161.5)     (195.8)    N.M.
                       --------   --------            ---------   ---------

Consolidated. . . . .  $3,671.8   $3,600.8    + 2.0%  $14,524.4   $13,982.0   + 3.9%
                       ========   ========            =========   =========


OPERATING PROFIT (a):

Personal Care . . . .  $  225.8     $299.8    -24.7%  $ 1,042.7    $1,136.7   - 8.3%
Consumer Tissue . . .     214.4      220.0    - 2.5%      863.7       825.1   + 4.7%
Business-to-
  Business. . . . . .     130.0      173.0    -24.9%      599.4       666.0   -10.0%

Unallocated
  items - net . . . .     (56.2)     (18.1)     N.M.     (141.0)        6.0     N.M.
                       --------   --------            ---------   ---------

Consolidated. . . . .  $  514.0   $  674.7    -23.8%  $ 2,364.8   $ 2,633.8      -10.2%
                       ========   ========            =========   =========
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(a)   Operating profit includes charges (credits) for unusual items as follows:



                               Fourth Quarter      Twelve Months
                             Ended December 31   Ended December 31
                             -----------------   -----------------

                              2001      2000      2001      2000
                              ----      ----      ----      ----



  Personal Care . . . . . . . $ 32.5    $  .3     $ 76.8    $  5.2
  Consumer Tissue . . . . . .   33.1      5.6       39.2      22.0
  Business-to-Business. . . .   34.1      9.5       51.4      32.3
  Unallocated items - net . .   18.4       .6       18.9     (60.6)
                              ------    -----     ------   -------

  Consolidated. . . . . . . . $118.1    $16.0     $186.3    $ (1.1)
                              ======    =====     ======    ======




Description  of  Business  Segments

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; feminine and incontinence care products; and related products. Products in this segment are primarily for household use and are sold under a variety of well-known brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels and napkins for household use; wet wipes; and related products. Products in this segment are sold under the Kleenex, Scott, Kleenex Cottonelle, Kleenex Viva, Andrex, Scottex, Page, Huggies, and other brand names.

The Business-to-Business segment manufactures and markets facial and bathroom tissue, paper towels, wipers and napkins for away from home use, health care products such as surgical gowns, drapes, infection control products, sterilization wraps, disposable face masks and exam gloves, respiratory products, and other disposable medical products; printing, premium business and correspondence papers; specialty and technical papers; and other products. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, Kimwipes, WypAll, Surpass, Safeskin, Tecnol, Ballard and other brand names.


N.M.-Not  meaningful
Unaudited



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